Exhibit (a)(5)(C)

A registration statement relating to the securities proposed to be issued in the Offer (as defined below) has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be sold nor may offers to buy such securities be accepted prior to the time the registration statement becomes effective. This announcement is neither an offer to purchase nor a solicitation of an offer to sell zulily shares, nor is it an offer to buy or a solicitation of an offer to sell shares of Liberty Interactive QVC Group or Ventures Group ccommon stock, and the provisions herein are subject in their entirety to the provisions of the Offer. The Offer is made solely by the Prospectus/Offer to Exchange (as defined below), and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of zulily shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of zulily shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “ blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer by

Mocha Merger Sub, Inc.

a wholly owned subsidiary of

Liberty Interactive Corporation

to Exchange Each Outstanding Share of Class A Common Stock and Class B Common Stock of

zulily, inc.

for

$9.375 in Cash

and

0.3098 of a Share of Series A QVC Group Common Stock

of

Liberty Interactive Corporation

(subject to adjustment and the other terms and conditions described in the

Prospectus/Offer to Exchange and related Letter of Transmittal)

Pursuant to the Agreement and Plan of Reorganization, dated as of August 16, 2015 (as it may be amended from time to time, the “Reorganization Agreement”), by and among Liberty Interactive Corporation,  a Delaware corporation (“Liberty Interactive”), Mocha Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Liberty Interactive (“Purchaser”), Ziggy Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned merger subsidiary of Liberty Interactive (“Merger Sub 2”) and zulily, inc., a Delaware corporation (“zulily”), Liberty Interactive, through Purchaser, is offering to exchange each outstanding share of zulily Class A common stock, par value $ 0.0001 per share, and zulily Class B common stock, par value $ 0.0001 per share, validly tendered and not validly withdrawn in the Offer, for consideration (the “Offer Consideration”) consisting of $9.375 in cash and 0.3098 of a share of Series A QVC Group common stock of Liberty Interactive, par value $ 0.01 per share, subject to adjustment and the other terms and conditions described in the prospectus/offer to exchange, dated September 1, 2015 (the “Prospectus/ Offer to Exchange”), and in the related letter of transmittal (the “Letter of Transmittal” which, together with the Prospectus/Offer to Exchange, as each may be amended or supplemented from time to time, constitutes the “Offer”). As described in the Prospectus/Offer to Exchange, the stock component of the Offer Consideration may be increased, with the cash component of the Offer Consideration decreased by a corresponding amount, if cash payments to zulily stockholders who demand appraisal in accordance with Delaware law (and who have not effectively withdrawn their demand or waived or lost the right to appraisal prior to the time at which all shares of zulily common stock which are validly tendered and not validly withdrawn pursuant to the Offer are accepted by Purchaser) could jeopardize the anticipated qualification of the Offer and the mergers, taken together, as a “reorganization” under the Internal Revenue Code of 1986, as amended (the “Code”).

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT

(ONE MINUTE AFTER 11:59 P.M.), EASTERN TIME, ON SEPTEMBER 29, 2015, UNLESS

THE OFFER IS EXTENDED. SHARES VALIDLY TENDERED PURSUANT TO THE OFFER

MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

The Offer is the first step in Liberty Interactive’s plan to acquire all of the outstanding equity interests of zulily. If the Offer is completed, then promptly after the Offer is completed Liberty Interactive is required to consummate a merger of Purchaser with and into zulily (the “first merger”), with zulily surviving. We expect the first merger to occur on the same day the Offer is completed. The purpose of the first merger is for Liberty Interactive to acquire all of the shares of zulily common stock that it did not acquire in the Offer. In the first merger, each outstanding share of zulily common stock that Purchaser did not acquire in the Offer, other than those shares held by Liberty Interactive, Purchaser, zulily or stockholders of zulily who properly demand appraisal in accordance with Delaware law (and who do not fail to perfect or otherwise effectively withdraw their demand or otherwise waive or lose their right to appraisal), will be converted into the Offer Consideration. Immediately after the first merger, (i) zulily will become an indirect wholly owned subsidiary of Liberty Interactive, and the former zulily stockholders will no longer have any direct ownership interest in zulily or its business and (ii) zulily will merge with and into Merger Sub 2, Liberty Interactive’s wholly owned limited liability company (the “second merger”). Merger Sub 2 will survive and be renamed “zulily, llc”. We refer to the first merger and the second merger together as the “mergers.” Because the first merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, no zulily stockholder vote will be required to consummate the mergers.

As a result of the mergers, zulily will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Liberty Interactive. Under no circumstances will interest be paid on the purchase price for zulily shares, regardless of any extension of the Offer or any delay in making payment for zulily shares. The Reorganization Agreement is more fully described in the Prospectus/Offer to Exchange.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition. The “Minimum Tender Condition” requires that there shall have been validly tendered, and not validly withdrawn, into the Offer prior to the expiration time of the Offer a number of shares of zulily common stock which, when added to any shares of zulily common stock already owned by Purchaser, would represent at least a majority of the voting power of (i) the aggregate voting power of the shares of zulily common stock outstanding immediately after the consummation of the Offer (for the avoidance of doubt, assuming the zulily Class B common stock validly tendered and not validly withdrawn will convert to zulily Class A common stock at the time of the consummation of the Offer), plus (ii) the aggregate voting power of the shares of zulily common stock issuable to holders of options issued by zulily from which zulily has received notices of exercise prior to the consummation of the Offer but which have not yet been issued to such holders. No guaranteed delivery procedures or subsequent offering period will be made available in connection with the Offer.

The Offer is also subject to other conditions as described in the Prospectus/Offer to Exchange (together with the conditions described above, the “Offer Conditions”).

The board of directors of zulily, among other things, unanimously (with the exception of one director, who recused himself from the vote): (i) determined that the terms of the Reorganization Agreement and the transactions contemplated thereby, including the Offer and the mergers, are advisable, fair to and in the best interests of, zulily and zulily’s stockholders; (ii) determined that it is in the best interests of zulily and its stockholders and declared it advisable to enter into the Reorganization Agreement; (iii) approved the execution and delivery by zulily of the Reorganization Agreement, the performance by zulily of its covenants and agreements contained therein and the consummation of the Offer, the mergers and the other transactions contemplated therein upon the terms and subject to the conditions contained in the Reorganization Agreement; and (iv) resolved to recommend that zulily’s stockholders accept the Offer and tender their shares of zulily common stock to Purchaser pursuant to the Offer. Accordingly, the zulily board of directors recommends that the stockholders of zulily accept the Offer and tender their shares of zulily common stock to Purchaser pursuant to the Offer.

Subject to Liberty Interactive’s (and zulily’s) termination rights under the Reorganization Agreement: (1) if, at any time when the Offer is scheduled to expire, any condition to the Offer has not been satisfied or waived, Purchaser is required to extend the Offer on one or more occasions for additional successive periods of up to 10 business days per extension until all conditions to the Offer are satisfied or waived, except Purchaser will not be required or, absent zulily’s consent, permitted to extend the Offer past December 31, 2015 (except in circumstances where Purchaser or zulily is not permitted to terminate the Reorganization Agreement at that time); and (2) Purchaser is required to extend the Offer at any time or from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer. If Purchaser extends the Offer, Purchaser will inform the depositary and will publicly announce the extension not later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was previously scheduled to expire.

Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, zulily shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of each zulily stockholder to withdraw previously tendered zulily shares.

Subject to applicable SEC rules and regulations and the terms and conditions of the Reorganization Agreement, Purchaser also reserves the right, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in “The Offer—Conditions  to the Offer” of the Prospectus/Offer to Exchange.

The Prospectus/Offer to Exchange has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed on upon the fairness or merits of the Prospectus/Offer to Exchange or upon the accuracy or adequacy of the information contained in the Prospectus/Offer to Exchange. Any representation to the contrary is a criminal offense.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for exchange the shares validly tendered and not properly withdrawn as soon as practicable after it is permitted to do so under applicable law, and will deliver the Offer Consideration in exchange for such shares promptly after the expiration time. In all cases, a zulily stockholder will receive consideration for tendered zulily shares only after timely receipt by the exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed Letter of Transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the Offer, Purchaser will be deemed to have accepted for exchange, and thereby purchased, shares of zulily common stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration time of the Offer (as it may be extended) as, if and when Purchaser gives oral or written notice to the depositary of Purchaser’s acceptance for exchange of such shares. On  the terms of and subject to the conditions to the Offer, the delivery of consideration for shares of zulily common stock that are accepted for exchange in the Offer will be made by deposit of the cash component with and delivery of the stock component to the depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving the Offer Consideration from Purchaser and transmitting payment to such stockholders whose shares of zulily common stock have been accepted for exchange in the Offer. zulily stockholders will not receive any interest on any cash that Purchaser pays in the Offer, even if there is a delay in making the exchange.

zulily stockholders can withdraw tendered zulily shares at any time until the expiration time and, if Purchaser has not agreed to accept the shares for exchange on or prior to October 28, 2015, zulily stockholders can thereafter withdraw their zulily shares from tender at any time after such date until Purchaser accepts shares for exchange.

For the withdrawal of shares to be effective, the depositary must receive a written notice of withdrawal from the zulily stockholder at one of the addresses set forth on the back cover of the Prospectus/Offer to Exchange, prior to the expiration time. The notice must include the zulily stockholder’s name, the serial number(s) of any physical certificates delivered or otherwise identified to the depositary, the class and number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the Offer or the procedures of DTC, if applicable.

zulily stockholders must tender their zulily shares in accordance with the procedures set forth in the Prospectus/Offer to Exchange. In all cases, Purchaser will exchange shares tendered and accepted for exchange pursuant to the Offer only after timely receipt by the depositary of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the depositary’s account at DTC as described above), a properly completed and duly executed Letter of Transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus/Offer to Exchange and is incorporated herein by reference.

zulily has provided Purchaser with zulily’s stockholder list and security position listings for the purpose of disseminating the Prospectus/Offer to Exchange, the related Letter of Transmittal and other related materials to holders of zulily shares. The Prospectus/Offer to Exchange and related Letter of Transmittal will be mailed to record holders of shares whose names appear on zulily’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of zulily shares.

The Offer and the mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368 (a) of the Code. If the Offer and the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368 (a) of the Code, the U.S. federal income tax consequences to zulily stockholders who are U.S. persons and receive shares of Series A QVC Group common stock and cash in exchange for shares of their zulily common stock pursuant to the Offer and the mergers generally will be as follows: (i) if a stockholder’s tax basis in its zulily shares surrendered is less than the sum of the fair market value of the shares of Series A QVC Group common stock and the amount of cash (other than cash received in lieu of a fractional share of Series A QVC Group common stock) received by the holder, such stockholder generally will recognize gain in an amount equal to the lesser of (1) the sum of the amount of cash and the fair market value of the Series A QVC Group common stock received, minus the adjusted tax basis of the zulily shares surrendered in exchange therefor, and (2) the amount of cash received by the holder (other than cash received in lieu of a fractional share of Series A QVC Group common stock), and (ii) if a stockholder’s tax basis in its zulily shares surrendered is greater than the sum of the fair market value of the shares of Series A QVC Group common stock and the amount of cash (other than cash received in lieu of a fractional share of Series A QVC Group common stock) received by the holder, such stockholder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes.

Each zulily stockholder should read the discussion under “The Offer—Material U.S. Federal Income Tax Consequences” of the Prospectus/Offer to Exchange and should consult its own tax advisor for a full understanding of the tax consequences of the Offer and the mergers to such stockholder.

The Prospectus/Offer to Exchange and the related Letter of Transmittal contain important information. Holders of zulily shares should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for copies of the Prospectus/Offer to Exchange, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Liberty Interactive will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Liberty Interactive nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Stockholders Call Toll-Free: (877) 507-1756

E-mail: zulily@georgeson.com

September 1, 2015